Press Release

Hythiam Contact:	Investment Community:	Media Relations:
Sanjay Sabnani SVP, Strategic Development (310) 444-5335 ssabnani@hythiam.com	Tony Schor Investor Awareness, Inc. (847) 945-2222 tony@investorawareness.com	Erin Mitchell RLM Public Relations (212) 741-5106 x 233 erin@RLMpr.com

HYTHIAM ANNOUNCES FIRST QUARTER RESULTS

LOS ANGELES, CALIF. —May 10, 2006—Hythiam, Inc. (NASDAQ:HYTM), which licenses the PROMETA™ protocols designed to target the biology of substance dependence, today announced financial results for the first quarter ended March 31, 2006.

For the 2006 first quarter, the Company reported revenues of $653,000 compared to revenues of $203,000 in the first quarter of 2005. This increase in revenues was driven by fees earned from licensed sites which treated 96 patients, versus 40 patients in the comparable period last year and 63 patients in the prior quarter. During the 2006 first quarter, there were 19 licensee sites contributing to revenues at some level versus only 4 in the same period last year. The Company’s average revenue per patient increased by 34% to $6,801 in the first quarter this year compared to $5,085 for the same period last year. This increase was primarily attributable to patients treated by the newly opened PROMETA Center. Net loss for this year’s first quarter was $8.7 million or $0.22, per share versus a net loss of $4.3 million or $0.15 per share in the year ago first quarter.

“New developments continue to occur at an accelerated pace for us,” said Terren Peizer, Hythiam’s Chairman and CEO. “Our revenues were slightly above the guidance that we provided in our year end earnings release. While still insubstantial, our revenues in this quarter grew primarily through word of mouth and referral marketing. Net cash outflow from operations for the fiscal first quarter of 2006 was only $7.6 million versus our significantly higher guidance of $9.5 million. While it is too early to provide detailed guidance on our fiscal second quarter ending June 30, we are comfortable in disclosing that our initial marketing efforts are driving sequential revenue growth thus far in this current quarter.”

Operating expenses during the first quarter ended March 31, 2006 were $9.9 million, including $850,000 of research and development expense and $1.4 million of non-cash charges, versus $4.7 million in the first quarter of 2005, including $1.3 million of non-cash charges. The increase in operating expenses in 2006 over 2005 reflects the continued development and expansion of Hythiam’s business development efforts, hiring of key management personnel, investments in clinical research and the expansion of marketing efforts. Operating expenses include research and development; depreciation and amortization; employee compensation; and other operating expenses which consist of rent, legal, marketing, accounting, insurance, travel, and other professional consulting services. The company ended the quarter with cash and marketable securities of $39 million.

Peizer continued, “Of great significance to our stakeholders, we have announced that on May 16, 2006 clinical investigator Harold C. Urschel III, M.D., will report preliminary results from a clinical study on PROMETA for methamphetamine dependence. We will host a conference call to discuss the study findings and our fiscal first quarter results later that day. We believe Dr. Urschel’s study could serve as the first clinical study validation of PROMETA and that the results will be consistent with the successes that our licensees and commercial pilots report from the field. Urschel’s study design is unique in two important ways. First, there is no behavioral counseling component to his study- outcomes generated will stem purely from PROMETA’s impact as a medical treatment. Because drug addiction can often be treated best through a combination of behavioral and pharmacological treatments, we believe that PROMETA used in combination with counseling and other psychosocial treatment modalities will result in greater overall patient benefit. Furthermore, this study follows participants for nine weeks beyond the 23 day treatment phase. No available medical treatment for methamphetamine dependence has shown efficacy during the active treatment phase, much less during follow-up when there is no patient perceived benefit for continued participation. We look forward to Dr. Urschel’s preliminary results and his clinical observations.

“In May 2006, we announced that the PROMETA protocol for stimulants was adopted by the City Court of Gary, Indiana, following a successful National Association of Drug Court Professionals sponsored commercial pilot that was ended early prior to completion when PROMETA’s results with stimulant dependent drug court participants overwhelmingly surpassed the Court’s historical success rates in this extremely difficult to treat non-violent criminal, crack cocaine population,” Peizer continued. “Not only did most PROMETA treated subjects in the pilot test negative for crack cocaine at an unusually high rate, they also did so in a much shorter period of time, without multiple failures or lapses. It is our objective to have PROMETA implemented nationwide for all drug and alcohol offenders seeking rehabilitation. This development in Indiana has accelerated our activity with state medical and criminal justice agencies. As a result, we are receiving requests for proposals from several new jurisdictions.

“Also, a major intellectual property milestone was achieved in April 2006, when we announced that the European Patent Office has stated its intention to grant our European patent application, which contains claims for the use of a composition of matter for the treatment of alcohol dependence. We also received issuance of alcoholism and cocaine dependence patents in Singapore, allowances for alcoholism and cocaine dependence patents applications in New Zealand, and allowance for our cocaine dependence treatment patent application in Australia,” concluded Peizer.

About PROMETA™
Hythiam’s PROMETA™ treatment protocols are designed for use by healthcare providers to treat individuals diagnosed with dependencies to alcohol, cocaine, or methamphetamine as well as combinations of these drugs. The PROMETA™ protocols include medically supervised treatments designed to address both the neurochemical imbalances in the brain and some of the nutritional deficits caused or worsened by substance dependence. Changes in brain chemistry and function play an important role in the physical and behavioral symptoms of substance dependence, including tolerance, withdrawal symptoms, craving and relapse. The PROMETA™ protocols also provide for one-month of prescription medication and nutritional supplements, combined with psychosocial or other recovery-oriented therapy chosen by the patient in conjunction with their treatment provider. As a result, PROMETA™ represents an innovative approach to managing alcohol, cocaine or methamphetamine dependence that is designed to address physiological, nutritional and psychosocial aspects of the disease, and is thereby intended to offer patients an opportunity to achieve sustained recovery.

About Hythiam, Inc.
Hythiam® is focused on delivering solutions for those suffering from alcoholism and other substance dependencies. Hythiam researches, develops, licenses and commercializes innovative physiological treatment protocols for substance dependence. Additionally, Hythiam provides proprietary administrative services to assist physicians and facilities with staff education, marketing and sales support, and outcomes tracking for data analysis. For further information please visit www.hythiam.com.

Forward-Looking Statements
Except for statements of historical fact, the matters discussed in this press release are forward looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the company’s control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, limited operating history and lack of statistically significant formal research studies, the risk that treatment protocols might not be effective, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the healthcare industry; and additional risks factors as discussed in the reports filed by the company with the Securities and Exchange Commission, which are available on its website at http://www.sec.gov.

Hythiam, Inc. and Subsidiaires
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	March 31,
	2006	2005
Revenues	$653	$203
Operating Expenses:
Salaries and benefits	3,895	1,655
Research and development	850	95
Other operating expenses	4,798	2,737
Depreciation and amortization	314	196

Total operating expenses	9,857	4,683

Loss from operations	(9,204)	(4,480)
Interest income	476	161

Loss before provision for income taxes	(8,728)	(4,319)
Provision for income taxes	—	—

Net loss	$(8,728)	$(4,319)

Basic and diluted net loss per share	$(0.22)	$(0.15)

Weighted number of shares outstanding	39,196	29,762

Hythiam, Inc. and Subsidiaires
Selected Condensed Consolidated Balance Sheet Data
(in thousands)
(unaudited)

	March 31,	December 31,
	2006	2005
ASSETS
Cash and equivalents	$4,864	$3,417
Marketable securities	34,428	43,583
Restricted cash and marketable securities	75	44
Receivables, net	283	249
Other current assets	933	427
Property and equipment, net	3,420	3,498
Intellectual property, net	2,691	2,733
Other assets	500	511

Total Assets	$47,194	$54,462

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$4,455	$4,301
Long-term liabilities	380	422
Stockholders’ equity	42,359	49,739

Total Liabilities and Stockholders’ Equity	$47,194	$54,462